EXHIBIT 10.1.3
SeraCare Life Sciences, Inc.

1935 Avenida del Oro · Tel. (760) 806-8922 Occanside, CA 92056 · Fax. (760) 806-8933 www.seracare.com
Employment Agreement
     This Employment Agreement (the “Agreement”) is entered into by and between SeraCare Life Sciences, Inc. (the “Company”) and Ronald R. Dilling (“Employee”), as of the 13th day of January, 2006 (the “Effective Date”).
I. EMPLOYMENT.
     The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from the Effective Date, to and including the first anniversary of the Effective Date (the “Initial Term”). This Agreement is subject to renewal only as set forth in Section VI below.
II. DUTIES.
     A. Employee shall serve during the course of his employment as Vice President, Cell Culture and Bulk Processing of the Company, and shall have such other duties and responsibilities as the Chief Operating Officer and/or President of the Company shall reasonably determine from time to time consistent with such position.
     B. Employee agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Chief Operating Officer and/or President of the Company (which approval will not be unreasonably withheld), from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company. Nothing herein shall prevent Employee from investing in real estate for his own account or from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company or in competition with any present or future affiliate of the Company.
     C. For the term of this Agreement, Employee shall report to the Chief Operating Officer of the Company or his designee.
III. COMPENSATION.
     A. The Company will pay to Employee a base salary at the rate of $3,557.69 per week ($185,000 per year). Such salary shall be earned weekly and shall be payable in periodic installments no less frequently than biweekly in accordance with the Company’s customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions.

     B. Education Sign-On Payment. Employee shall receive $40,000 for the education of Employee’s children within the first 30 days after Employee begins employment with the Company. It is agreed by all parties hereto that if employment does not reach the first anniversary date, the entire $40,000.00 must be repaid to the Company. Further, if employment docs not reach the second anniversary date, $20,000.00 wilt be forgiven and $20,000.00 must be repaid to the Company. If Employee completes twenty four months as an employee of the Company, the entire $40,000.00 will be forgiven.
     C. Stock Option Award. Employee shall receive 40,000 options to purchase common stock of the Company at the closing price of such stock on the first day of employment with the Company under this Agreement. Such options to vest and be exercisable one-third on the first anniversary of this agreement, one-third on the second anniversary and one-third on the third anniversary of this Agreement.
     D. Annual Bonus, Incentive, Savings and Retirement Plans. Employee shall be entitled to participate in all annual bonus, incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer employees of the Company. The potential Annual Bonus is projected at 20% of annualized wages paid and is dependant on the profitability of the Company.
     E. Welfare Benefit Plans. Employee shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company.
     F. Expenses. Employee shall be entitled to receive reimbursement for reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other peer employees of the Company.
     G. Fringe Benefits. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer employees of the Company.
     H. Paid Time Off (“PTO”). Employee shall earn PTO on a monthly basis. To earn PTO for a given month, Employee must have been paid or owed payment for a minimum of fifteen (15) days during that month. Employee will accrue PTO at a minimum rate of four weeks (20 days) of PTO per year throughout his employment with the Company, such accrual to begin on the first day Employee reports to work for the Company. Except as provided for herein. Employee’s entitlement to PTO shall be subject to the terms and conditions of the Company’s PTO policies which may be amended and changed in accordance with the Company’s normal business practices.
     I. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by

Employee so long as such action is taken generally with respect to other similarly situated peer employees and does not single out Employee.
IV. TERMINATION.
     A. Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. If the Company determines in good faith that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 90th day after receipt of such notice by Employee, provided that, within the 90 days after such receipt. Employee shall not have returned to full-time performance of his duties. During such 90-day period, any payments of salary owing to Employee shall be reduced by the amount of any payments received by Employee on account of any disability insurance policy that is paid for by the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.
     B. Cause. The Company may terminate Employee’s employment for Cause. For purposes of this Agreement, “Cause” shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed: willful misconduct; gross negligence; theft, fraud or other illegal conduct; failure to comply with the Company’s “Drug Free Workplace Policy” (a copy of which has been provided to Employee): refusal or unwillingness to perform his duties, which refusal or unwillingness is not cured within fifteen (15) days of written notice to Employee; Harassment, if not remedied in accordance with the Company’s policies and procedures relating to Harassment as in effect from time to time; material insubordination; any willful act that is likely to and which does in fact have the effect of materially injuring the reputation, business or a business relationship of the Company; violation of any fiduciary duty; material violation of any duty of loyalty; breach of any term of this Agreement, which breach is not cured within fifteen (15) days of written notice to Employee; or has made comments that have the purpose or effect of materially disparaging the Company or its officers or directors. For purposes of this Agreement, “Harassment” includes, but is not limited to, the following behavior: (i) verbal conduct such as epithets, derogatory jokes or comments, slurs or unwanted sexual advances, imitations or comments; (ii) visual conduct such as derogatory and/or sexually oriented posters, photography, cartoons, drawings or gestures; (iii) physical conduct such as assault, unwanted touching, or blocking normal movement or interfering with work because of sex, race or any other protected basis; and (iv) threats, demands to submit to sexual requests as a condition of continued employment or to avoid some other loss, or offers of employment benefits in return for sexual favors.

     C. Other than Cause or Death or Disability. The Company may terminate Employee’s employment at any time, with or without cause, upon thirty (30) days’ written notice.
     D. Obligations of the Company Upon Termination.
1. Death or Disability. If Employee’s employment is terminated by reason of Employee’s Death or Disability, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) Employee’s annual base salary through the date of termination to the extent not theretofore paid and (ii) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) and any accrued PTO, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; and (b) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.
2. Cause. If Employee’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company (did not have Cause for termination under this Section IV.D.2, then the Company’s decision to terminate shall be deemed to have been made under Section IV.D.3 and the amounts payable thereunder shall be the only amounts Employee may receive for his termination.
3. Other than Cause or Death or Disability. If the Company terminates Employee’s employment for other than Cause or Death or Disability, this Agreement shall terminate without further obligations to Employee other than (a) the timely payment of Accrued Obligations and (b) severance as determined in subsection (i) or (ii) below:
i.	In the event termination occurs during the Initial Term of the Agreement, the Company shall pay severance pay to Employee in the amount of the remaining monthly base salary through the end of the Initial Term. Any severance payments made under this Section IV.D.3(i) shall be made in the normal payroll cycles following the termination date and shall be less standard tax withholdings and other authorized deductions.

ii.	In the event termination occurs during any Renewal Term under Section VI of the Agreement, the Company shall pay severance pay to Employee in the amount equal to the lesser of (a) six months base salary at Employees then applicable monthly rate, and (b) the remaining monthly base salary through the end of the Renewal Term. Any severance payments made under this Section lV.D.3(ii) shall be made in the normal payroll cycles following the termination date and shall be less standard tax withholdings and other authorized deductions.
4. Exclusive Remedy. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.
V. ARBITRATION.
     Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee’s employment. The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. Employee and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

VI. RENEWAL: The Employment Period referenced herein shall be automatically renewed for a one-year term (unless earlier terminated as provided for herein) unless either partly hereto notifies the other party in writing, not less than sixty (60) days prior to expiration of the Employment Period, of that party’s intent to not renew this Agreement.
VII. ANTISOLICITATION.
     Employee promises and agrees that during the Initial Term (and any Renewal Term in accordance with Section VI above) and for a period of twenty-four (24) months thereafter, he will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.
VIII. SOLICITING EMPLOYEES.
     Employee promises and agrees that he will not, for a period of twenty-four (24) months following termination of his employment or the expiration of this Agreement, directly or indirectly solicit any of the Company employees who earned annually $25,000 or more as a Company employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.
IX. CONFIDENTIAL INFORMATION.
     Employee, in the performance of Employee’s duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Employee prepares, uses or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee’s possession or under Employee’s control.

X. SUCCESSORS.
     A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.
     B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
XI. WAIVER.
     No waiver of any breach of any term or provision of this Agreement shall be construed to be, not shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
XII. MODIFICATION.
     This Agreement may not be amended or modified other than by a written agreement executed by Employee and the President of the Company.
XIII. SAVINGS CLAUSE.
     If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
XIV. COMPLETE AGREEMENT.
     This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.
XV. GOVERNING LAW.
     This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XVI. CONSTRUCTION.
     Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
XVII. COMMUNICATIONS.
     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at 18 Peters Lane, Franklin, Massachusetts 02038 or addressed to the Company at 1935 Avenida del Oro, Suite F, Occanside, California 92056. Either party may change the address at which notice shall be given by written notice given in the above manner.
XVIII. EXECUTION.
     This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
     In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

SERACARE LIFE SCIENCES, INC.		RONALD R. DILLING

By: Name:	/s/ Tim Lawlor Tim Lawlor	/s/ Ronald R. Dilling
Title:	Chief Operating Officer